Exhibit 10.6.1

Third Amendment to Office Lease dated September 2004
between Malibu Canyon Office Partners, LLC and Ixia

THIS THIRD AMENDMENT TO OFFICE LEASE (“Amendment”), effective September 2004 (the “Effective Date”), is entered into by and between Malibu Canyon Office Partners, LLC, a California limited liability company (“Landlord”), and Ixia, a California corporation (formerly known as Ixia Communications, Inc., a California corporation) (“Tenant”), with reference to the following facts:

R E C I T A L S

A.	Landlord and Tenant previously executed that certain Office Lease dated November 5, 1999 (the “Original Lease”) pursuant to which Tenant leased from Landlord certain Premises comprising a portion of the Building commonly known as Building Two, 26601 W. Agoura Road, Calabasas, CA 91302 (the “Original Premises”);

B.	Landlord and Tenant previously executed that certain First Amendment to Office Lease dated March 22, 2000 (the “First Amendment”) pursuant to which Landlord and Tenant expanded the Original Premises under the Lease to include the entirety of Building Two;

C.	Landlord and Tenant previously executed that certain Second Amendment to Office Lease dated May 8, 2003 (the “Second Amendment”) pursuant to which Landlord and Tenant expanded the Original Premises under the Lease to include approximately thirteen thousand four hundred fortyfive (13,445) square feet of Rentable Area commonly known as Building “A”, 26701 W. Agoura Road, Calabasas, CA (the “Original Lease”, the “First Amendment” and the “Second Amendment” are sometimes collectively referred to herein as the “Lease”; the “Original Premises” as expanded pursuant to the First Amendment and the Second Amendment, is sometimes referred to as the “Premises”);

D.	Tenant desires to further expand the Premises under the Lease to include the entirety of Building “A”, and Landlord is willing to lease such additional space to Tenant subject to and as provided for in this Amendment; and

E.	Landlord and Tenant desire to modify the Lease as provided in this Amendment,

     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

A G R E E M E N T

1.	Third Expansion Premises. From and after the “Third Expansion Premises Commencement Date” (as defined in Section 2 below), the “Premises” leased to Tenant pursuant to the Lease shall for all purposes be deemed to include the balance of the Rentable Area contained in Building “A” (the “Third Expansion Premises”). The Third Expansion Premises is agreed by the parties to contain eight thousand one hundred sixty-seven (8,167) square feet of Rentable Area. The entire Premises is agreed by the parties to contain a total of seventy-one thousand six hundred twelve (71,612) square feet of Rentable Area (notwithstanding any deviation there from), which is comprised of fifty thousand (50,000) square feet in Building Two and twenty-one thousand six hundred twelve (21,612) square feet in Building “A”. References to the “Building” contained in the Lease shall pertain to the either or both of Building Two and/or Building “A”, as the context requires.

Notwithstanding anything to the contrary contained in the Lease, Tenant shall not be obligated for causing the physical structure of Building A or any of the bathrooms located within the Third Expansion Premises to comply with the Americans with Disabilities Act of 1990, as amended.

2.	Third Expansion Premises Commencement Date. The term of Tenant’s lease of the Third Expansion Premises shall commence on the Effective Date first shown in this Amendment (the “Third Expansion Premises Commencement Date”), and shall be for a term co-terminus with the Lease Term (i.e. expiring on May 31, 2008). Subject to the provisions of Paragraph 4a. of Exhibit “A” attached hereto, Tenant may commence occupancy of the Third Expansion Premises on the Third Expansion Premises Commencement Date. However, Tenant’s obligation to pay Base Rent for the Third Expansion Premises Commencement Date shall not commence until the “Third Expansion Premises Rent Commencement Date” (as such term is defined in Paragraph 3a. below).

3.	Base Rent; Percentage Share; Base Year; Utilities.

a. Commencing on January 15, 2005 (the “Third Expansion Premises Rent Commencement Date”), the Base Rent payable by Tenant for the Third Expansion Premises shall be one and 60/100 dollars ($1.60) per month for each square foot of Rentable Area contained in the Third Expansion Premises. Commencing on December 31, 2005 and on December 31st of each calendar year thereafter during the Term (each such date hereafter referred to as “Third Expansion Premises Adjustment Date”), the Base Rent payable by Tenant for the Third Expansion Premises shall be increased by three percent (3%), and such increased Base Rent for the Third Expansion Premises shall remain in effect until the next Third Expansion Premises Adjustment Date. Landlord’s failure to request payment of a rent adjustment shall not constitute a waiver of the right to any adjustment provided for in the Lease. The adjustments to Base Rent provided for in the Lease shall be calculated without giving effect to any abatement, forgiveness or other reductions in Base Rent which may be in effect on the applicable adjustment date. For example, if an adjustment date occurs when Tenant is entitled to an abatement in rent due to any damage or destruction to the Premises, the adjustment in Base Rent would nonetheless be calculated as if the abatement were not in effect (although such adjustment would not require Tenant to commence to pay Base Rent if the abatement afforded Tenant is otherwise scheduled to remain in effect);

b. Commencing on the Third Expansion Premises Rent Commencement Date, Tenant’s Percentage Share of Building Operating Expenses and Building Tax Expenses shall be as follows: (i) For the “Second Expansion Premises” (as defined in the Second Amendment; i.e. Tenant’s existing Premises in Building “A”), sixty-three and 10/100 percent (63.10%) and (ii) For the Third Expansion Premises, thirty-six and 90/100 percent (36.90%). Although the balance of the Premises (i.e. the Original Premises and the Second Expansion Premises) remains leased to Tenant on a “triple net” basis , Landlord and Tenant acknowledge that the Third Expansion Premises shall be leased to Tenant on a “modified gross” basis, as provided in this Paragraph 3b. For purposes of the Third Expansion Premises, the term “modified gross” means that Tenant in addition to Tenant’s obligation to pay Base Rent for the Third Expansion Premises, Tenant shall also pay to Landlord as “Escalation Rent” for the Third Expansion Premises, during each full or partial calendar year during the Term subsequent to calendar year 2005 (calendar year 2005 hereinafter being referred to as the “Third Expansion Premises Base Year”), (i) Tenant’s Percentage Share of the total dollar increase, if any, in Building Operating Expenses for the Third Expansion Premises during such year over the Building Operating Expenses for the Third Expansion Premises during the Third Expansion Premises Base Year, plus (ii) Tenant’s Percentage Share of the total dollar increase, if any, in Building Tax Expenses for the Third Expansion Premises during such year over the Building Tax Expenses for the Third Expansion Premises during the Third Expansion Premises Base Year. Tenant shall not be entitled to any credit, refund or offset in the event Building Operating Expenses for the Third Expansion Premises during any year following the Third Expansion Premises Base Year are less than Building Operating Expenses for the Third Expansion Premises during the Third Expansion Premises Base Year and/or Building Tax Expenses for the Third Expansion Premises during any year following the Third Expansion Premises Base Year are less than Building Tax Expenses during the Third Expansion Premises Base Year. Escalation Rent shall be paid monthly on an estimated basis, with subsequent annual reconciliation, in each case in accordance with the procedures set forth in the Lease applicable to the balance of the Premises. For purposes of calculating Escalation Rent, Landlord shall exclude from Operating Expenses during the Third Expansion Premises Base Year any costs and expenses (i) which Landlord reasonably determines have resulted directly or indirectly from a Force Majeure Event and/or from any Operating Expenses which Landlord reasonably determines are non-recurring in nature and (ii) which are incurred in connection with a restaurant, fitness center and/or similar facility located at the Project. In addition to Tenant’s obligation to pay Escalation Rent as provided above, Tenant shall with respect to the Third Expansion Premises also pay Tenant’s Percentage Share of Operating Expenses incurred by Landlord during the Third Expansion Premises Base Year (and thereafter as part of Escalation Rent based upon Landlord’s total expenses without any reference to a “base year” concept) in connection with any restaurant, cafeteria and fitness center, if any, located in the Common Areas of the Project.

c. Building A is separately sub-metered for electricity (including, without limitation, electricity to provide HVAC service to the Third Expansion Premises). Commencing on the Third Expansion Premises Commencement Date, Tenant shall pay one hundred percent (100%) of the fees charged for electricity serving the Third Expansion Premises. Tenant shall pay the fees for such electricity service either (1) prior to delinquency directly to the utility provider, or (2) if Landlord is billed for such usage by the utility provider, Tenant shall make all such payments for Landlord’s electrical cost to Landlord within ten (10) days following Landlord’s billing of Tenant therefor.

4. Third Expansion Premises Improvements. Except as provided in Exhibit “A” attached hereto and incorporated by this reference herein, the Third Expansion Premises shall be leased on an entirely “AS IS” basis, Tenant hereby agreeing that Tenant has inspected the Third Expansion Premises. Therefore, Tenant shall accept the Third Expansion Premises without Landlord having any obligation for the improvement or alteration of thereof, except as expressly described in “Exhibit “A”.

5. Parking. Commencing on Third Expansion Premises Commencement Date, Tenant shall be entitled, at no additional cost to Tenant, to an additional twenty-seven surface parking spaces in the Project; thirteen (13) of which shall be (i) reserved for Tenant’s exclusive use and (ii) located directly in front of Building A. The balance of Tenant’s additional parking spaces (i.e. fourteen (14) spaces) shall be non-exclusive surface parking spaces. Except as expressly provided in this Paragraph 5 to the contrary, Tenant’s parking rights shall continue to be governed by the existing parking provisions contained in the Lease.

6. Signage. Within a reasonable time following Landlord’s receipt of a written request by Tenant, Landlord, at Tenant’s sole cost and expense (payable within ten (10) days following written demand by Landlord), shall place on or adjacent to the Third Expansion Premises’ main entry door signage comprised of vinyl lettering identifying Tenant’s business name. Such signage, including without limitation, the location, design, size, color, and type, shall be subject to (i) Landlord’s prior written consent, which shall not be unreasonably withheld, (ii) Building signage standards, if any, and (iii) all applicable Laws.

7. Deletions from Original Lease. Section 20 (project planning) and clause (6) of Section 15(b) (establishing Landlord’s right to reasonably disapprove subleases of less than all of the Premise) are hereby deleted from the Original Lease in their entirety.

8. Other Terms of Occupancy. Notwithstanding anything to the contrary contained in the Lease, in no event shall Landlord be liable to Tenant for lost profits or damage to Tenant’s business, or for consequential or punitive damages. Except as expressly provided in this Amendment to the contrary, Tenant’s use and occupancy of the Premises (including, without limitation, the Third Expansion Premises) shall be subject to all of the terms and conditions contained in the Lease.

9. Miscellaneous.

a. Landlord and Tenant acknowledge and agree that this Amendment is subject to Landlord’s receiving from its mortgagee(s) approval of all of the terms contained herein.

b. Initially capitalized terms used herein shall have the same meaning as those defined in the Original Lease, the First Amendment or the Second Amendment, as applicable, unless expressly contradicted in this Amendment.

c. The submission of the Amendment is only an invitation to deal and shall not be deemed an offer by Landlord. Only a fully executed and delivered Amendment shall bind the parties hereto.

d. In the event of a conflict between the provisions of this Amendment and those of the Lease, the provisions of this Amendment shall control. Except for purposes of determining whether a conflict exists between the Lease and this Amendment, the term “Lease” as used herein shall include the provisions of the Original Lease, the First Amendment, the Second Amendment and this Amendment. This Amendment is deemed to have been jointly prepared by the parties, and shall not be interpreted against any party as drafter.

e. Except as expressly provided herein, all of the terms and provisions contained in the Lease remain unmodified.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first set forth above.

“TENANT”			“LANDLORD”
IXIA, a California corporation (formerly known as IXIA COMMUNICATIONS, INC., a California corporation)			MALIBU CANYON OFFICE PARTNERS, LLC, a California limited liability company By: MB Real Estate, Inc., a California corporation, Managing Member

By:	/s/ R.W. Bass	By:	/s/ Jeffrey A. Johnston

Print Name: R.W. Bass			Jeffrey A. Johnston,
Its:			Vice President
By:
Print Name:
Its:

EXHIBIT “A”
THIRD EXPANSION PREMISES IMPROVEMENTS

1. Plans. Tenant shall engage Fisher Design Company to prepare space plans and Building standard specifications (collectively, the “Space Plans”) for the construction of certain improvements (the “Third Expansion Premises Improvements”), which shall not include Tenant’s telephone, computer, and data systems, furniture, or other personal improvements desired by Tenant, to be permanently affixed to the Third Expansion Premises. Tenant shall instruct Fisher Design Company to concurrently deliver draft Space Plans to both Landlord and Tenant, and Landlord and Tenant shall not unreasonably withhold their approval to the Space Plans provided that the Tenant Improvements denoted in said Space Plans are substantially similar to the tenant improvements which currently exist in Tenant’s existing Premises. Promptly following Landlord and Tenant’s approval of the Space Plans, Tenant shall cause Fisher Design Company to prepare final plans and specifications (the “Final Plans”) for the Third Expansion Premises Improvements, in accordance with the Space Plans. Fisher Design Company shall submit such Final Plans to Landlord and Tenant for approval, which approval shall not be unreasonably withheld and must be granted if the Final Plans are in substantial accordance with the approved Space Plans; provided, however, that any deviation from the Space Plans requested by Tenant as a part of the Final Plans shall be subject to the provisions of Section 3 of this Exhibit “A” respecting “Change Orders” (as hereinafter defined). Upon written approval of the Final Plans by the parties, Tenant shall be authorized to proceed with the construction of the Third Expansion Premises Improvements in accordance with the Final Plans and this Exhibit “A”. All Third Expansion Premises Improvements shall be constructed using then current Building standard materials and colors. Landlord’s review of the Space Plans, Final Plans or any application for payment as set forth in this Exhibit A” shall be for its sole purpose and shall not imply that Landlord has reviewed the same for quality, design, code compliance or other like matters. Accordingly, notwithstanding that any Space Plans, Final Plans or any application for payment are reviewed and approved by Landlord, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Space Plans or Final Plans.

2. Construction of the Third Expansion Premises; Landlord Allowance. Tenant shall cause the construction of, the Third Expansion Premises Improvements in accordance with the approved Final Plans and this Exhibit “A”, at Tenant’s sole cost and expense (but subject to the “Landlord’s Contribution”, as defined in Section 2b below). Tenant shall also pay to The Johnston Group, an affiliate of Landlord, a construction administration fee equal to ten percent (10%) of the “Landlord’s Contribution” (as defined in Section 2b below), which amount shall be deducted from the Landlord’s Contribution as provided in Section 2b below.

     a. Tenant shall solicit itemized construction bids from both Neuman Construction and Steiner Construction to construct the Third Expansion Premises. Tenant, upon consultation with Landlord, shall select one (1) of these two bidders to construct the Third Expansion Premises Improvements.

     b. Subject to the disbursement provisions contained in Section 2c below, Landlord shall contribute seventy-two thousand six hundred eighty-six and 30/100 dollars ($72,686.30) (i.e., $8.90 for each of the 8,167 square feet of Rentable Area contained in the Third Expansion Premises) (the “Landlord’s Contribution”) towards the design and construction costs for the Third Expansion Premises Improvements (including without limitation, costs of the Final Plans, permit fees and the construction administration fee described in the first grammatical paragraph of this Section 2). Landlord shall, however, immediately disburse seven thousand two hundred sixty-eight and 63/100 dollars ($7,268.63) of the Landlord’s Contribution to The Johnston Group in payment of the ten percent (10%) construction administration fee described in the first grammatical paragraph of this Section 2, such that only sixty-five thousand four hundred seventeen and 67/100 dollars ($65,417.67) of the Landlord’s Contribution shall be available for disbursement to, or on behalf of, Tenant. Landlord shall have no obligation to pay for any cost or expense attributable to the Third Expansion Premises Improvements in excess of the Landlord’s Contribution (reduced as provided above for payment to The Johnston Group), all of which excess cost and expense shall be paid by Tenant. No portion of the Landlord’s Contribution shall be applied towards the costs of Tenant’s telephone, computer, and data systems, furniture, or other personal improvements desired by Tenant.

     c. Landlord shall disburse the Landlord Contribution to Tenant within fifteen (15) business days following Tenant’s completion of the Third Expansion Premises Improvements and satisfaction of all of the following conditions described in this Section 2c (collectively, the “Disbursement Conditions”):

          i. Tenant shall have delivered to Landlord all of the following to Landlord (collectively, the “Final Closing Package”):

               a. An application and certificate for payment (AIA form G702- 1992 or equivalent) signed by Fisher Design Company, together with a breakdown sheet (AIA form G703-1992 or equivalent);

               b. Properly executed unconditional mechanics lien releases from all from all persons or entities for labor rendered and materials delivered to the Third Expansion Premises, including, without limitation, the contractor (such persons or entities sometime referred to as the “Tenant Construction Agents”) in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4);

               c. Evidence reasonably acceptable to Landlord that Tenant has paid in full all Tenant Construction Agents involved with the design and construction of the Third Expansion Premises Improvements;

               d. Original stamped building permit plans for those portions of the Third Expansion Premises Improvements that require a permit;

               e. Copy of the building permit, together with evidence reasonably acceptable to Landlord that Tenant has paid all required permit fees; provided that this Disbursement Condition shall be deemed waived by Landlord if Tenant did not obtain a building permit and no permit was required by applicable Laws;

               f. Original stamped building permit inspection card with all final sign-offs; provided that this Disbursement Condition shall be deemed waived by Landlord if Tenant did not obtain a building permit and no permit was required by applicable Laws;

               g. A reproducible copy (in a form as approved by Landlord) of the “as built” drawings of the Third Expansion Premises Improvements;

               h. Air balance reports;

               i. One year warranty letters from Tenant Construction Agents;

               j. Manufacturer’s warranties and operating instructions for the Third Expansion Premises Improvements;

               k. A final punchlist completed and signed off by Tenant and Fisher Design Company;

               l. An acceptance of the Third Expansion Premises signed by Tenant, in a form reasonably acceptable to Landlord;

               m. Tenant shall, within five (5) days following substantial completion of the Third Expansion Premises, have caused a Notice of Completion to be recorded in the office of the Recorder of the County of Los Angeles in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to so record a Notice of Completion, then Landlord may (but without obligation to do so) execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense; and

               n. A final written list of all Tenant Construction Agents.

          ii. Landlord’s obligation to disburse the Landlord’s Contribution shall also be conditioned upon Landlord’s reasonable determination that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, lifesafety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building.

     d. Any portion of the Landlord’s Contribution which is not disbursed for the Third Expansion Improvements may be utilized by Tenant for subsequent “Alterations” (as defined in the Lease) to any portion of the Premises; provided that (i) no portion of such unused Landlord’s Contribution may be applied towards the costs of Tenant’s telephone, computer, and data systems, furniture, or other personal improvements desired by Tenant and (ii) Tenant shall have no further right to any portion of the Landlord’s Contribution which is not claimed and spent before May 31, 2007, and Tenant will not be entitled to any credit or refund for such unused portion. Upon request by Landlord from time to time, Tenant shall confirm to Landlord, in writing, the amount of any unused portion of the Landlord’s Contribution.

     e. Notwithstanding any provision to the contrary contained in the Third Amendment or this Exhibit “A”, if an event of default under the Lease occurs following the date hereof and before the substantial completion of the Third Expansion Premises Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Landlord Contribution and/or Landlord may cause the contractor and others involved with the design and construction of the Third Expansion Premises Improvements to cease all work associated therewith, and (ii) all other obligations of Landlord under the terms of this Exhibit “A” shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

     f. Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant Construction Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Third Expansion Premises Improvements. Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Third Expansion Premises Improvements, and (ii) to enable Tenant to obtain any certificate of occupancy (or other documentation or approval allowing Tenant to legally occupy the Third Expansion Premises) for the Third Expansion Premises.

     g. Tenant shall cause its contractors and all Tenant Construction Agents to comply with the insurance requirements contained in the Lease which are applicable to Tenant’s vendors and/or contractors, and Landlord may deny access to the Project to any contractor or Tenant Construction Agent that does not comply with said requirements.

     h. Tenant shall cause the Third Expansion Premises Improvements to comply in all respects with all applicable Laws.

  2. Deviations from the Final Plans. Tenant shall be liable for the increased cost of the design and construction of the Third Expansion Premises Improvements resulting from any Change Orders in accordance with the provisions of this Section 3, plus a construction administration fee to The Johnston Group, an affiliate of Landlord, in an amount equal to ten percent (10%) of such cost. In the event of any change to any item of Final Plans, Tenant shall submit to Landlord a written request for a change order (the “Change Order Request”), detailing the desired change. If Landlord approves Tenant’s Change Order Request, Landlord shall promptly thereafter issue to Tenant a statement (the “Change Order Statement”) indicating the net increase in the cost of design and construction of the Third Expansion Premises Improvements resulting from the implementation of such Change Order Request (including, without limitation, reasonable contractor’s fees for profit, overhead and general conditions in connection with such Change Order Request). Within three (3) days following receipt of such Change Order Statement from Landlord, Tenant shall notify Landlord in writing whether Tenant elects to incorporate the Change Order Request into the Final Plans, provided that it shall be a condition to the effectiveness of such an election to so incorporate the Change Order Request that Tenant pay to Landlord the amount specified on the Change Order Statement. Tenant’s failure to deliver an election to incorporate the Change Order Request specified within the Change Order Statement to Landlord within such three (3) day period shall constitute an election by Tenant to abandon the Change Order Request. If Tenant elects to incorporate the Change Order Request into the Final Plans, the Change Order Request shall become a “Change Order” and Landlord may retain the amount delivered by Tenant pursuant to the Change Order Statement therefor as Tenant’s contribution to the cost of such Change Order, but such payment shall not relieve Tenant of its obligation to pay the entire cost of the Change Order. In addition, in the event that the net cost of construction of the Third Expansion Premises Improvements increases due to changes requested by any applicable governmental authority in the Third Expansion Premises Improvements as set forth in the Final Plans, Tenant shall pay to Landlord the amount of such increased costs within ten (10) days after Tenant’s receipt from Landlord of written notice thereof.

  3. Miscellaneous.

     a. Tenant shall have the right to commence occupancy of the Third Expansion Premises on the Third Expansion Premises Commencement Date and, as part of said occupancy, Tenant may commence installing over standard equipment or fixtures (including Tenant’s data and telephone equipment) in the Third Expansion Premises Improvements. However, Tenant and its agents shall use their best efforts to cooperate, and not interfere, with the construction of the Third Expansion Premises Improvements.

     b. Tenant has designated Sam Bass as its sole representative with respect to the matters set forth in this Exhibit “A”, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Exhibit A”.

     c. Landlord has designated Jeff Johnston as its sole representative with respect to the matters set forth in this Exhibit “A”, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Exhibit “A”.

     d. All references herein to a number of days shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.